UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2009

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification Number)
3280 Bayshore Boulevard
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events.
     On February 3, 2009, InterMune, Inc. (“InterMune”) issued a press release announcing results from the two Phase 3 CAPACITY studies evaluating pirfenidone in patients with idiopathic pulmonary fibrosis (IPF).
     The primary endpoint of change in percent predicted Forced Vital Capacity (FVC) at Week 72 was met with statistical significance in CAPACITY 2 (p=0.001), along with the secondary endpoints of categorical change in FVC and progression-free survival (PFS). The primary endpoint was not met in CAPACITY 1 (p=0.501), but supportive evidence of a pirfenidone treatment effect was observed on a number of measures. Pirfenidone was safe and generally well tolerated in both CAPACITY studies. InterMune is preparing a New Drug Application (NDA) for submission to the FDA, to be followed by a Marketing Authorization Application (MAA) submission to the EMEA.
Primary Endpoint Results
     The primary endpoint of both CAPACITY studies was change in percent predicted Forced Vital Capacity (FVC) after 72 weeks of treatment, evaluated with a nonparametric rank ANCOVA. In the CAPACITY 2 study, the primary endpoint was met (p = 0.001). In CAPACITY 1, the primary endpoint was not met (p= 0.501). An exploratory analysis of pooled primary endpoint data from both studies using the pre-specified primary endpoint test statistic from a nonparametric rank ANCOVA resulted in a P value of 0.005.
     A pre-specified repeated measures analysis of the primary endpoint was used to obtain a least squares mean estimate (LS mean) of the magnitude of the treatment effect. The LS mean change in percent predicted FVC at Week 72 was -6.5% and -9.6% in the pirfenidone and placebo groups, respectively, in CAPACITY 2, and -6.5% and -7.2%, respectively, in CAPACITY 1. This represents a relative reduction of 32% in CAPACITY 2 and 10% in CAPACITY 1.
     To better understand the primary efficacy outcome, InterMune conducted a series of exploratory analyses interrogating the time course of treatment effect. An exploratory repeated measures analysis of ranked change from baseline, assessing treatment effect over the full duration of the study suggested pirfenidone reduced the decline in FVC in both studies (CAPACITY 2 p = 0.004 and CAPACITY 1 p = 0.001). In both studies, the magnitude of treatment effect generally was most pronounced in the first 48 weeks of treatment. For example, in CAPACITY 2 and CAPACITY 1 the Week 48 rank ANCOVA p values were 0.001 and 0.005; the relative reductions in LS means from the repeated measures analysis were 46% and 29%, respectively. The difference between the CAPACITY 2 and CAPACITY 1 primary endpoint results at Week 72 may have been due to a modest attenuation in the rate of FVC decline in the placebo group subsequent to Week 48 in CAPACITY 1.
Secondary Endpoint Results
     In CAPACITY 2, pirfenidone treatment was associated with a statistically significant effect on the pre-specified secondary endpoints of PFS (p = 0.023) and Categorical Change in FVC (p = 0.001) when compared to placebo. A PFS event was defined in the study protocol as the time to death, a 10% decrease in FVC or a 15% decrease in DLCO. In CAPACITY 1, pirfenidone treatment was associated with a statistically significant effect in the pre-specified secondary endpoint of Six-Minute Walk Test distance (p = 0.001) when compared to placebo. There were no other statistically significant findings on any of the other pre-specified secondary endpoints in either study and pirfenidone treatment was not associated with a worse outcome on any endpoints.
     Although pooled analyses of secondary endpoints were pre-specified in the study protocol, these analyses are nonetheless considered exploratory because the primary endpoint of both studies was not met. Analyses of pooled data for the pre-specified secondary endpoints of both CAPACITY studies showed a treatment effect favoring pirfenidone on three: PFS (p = 0.029); Categorical FVC Change (p = 0.003) and Six-Minute Walk Test distance (p = 0.004). While the studies were not powered to demonstrate an effect on overall survival, the pooled hazard ratio (pirfenidone: placebo) was 0.78 (p= 0.326).
Safety and Tolerability Results
     Safety data from both studies show that pirfenidone was safe and generally well tolerated. In CAPACITY 2, 83% and 90% of surviving, lung transplant-free patients completed therapy per protocol in the pirfenidone and placebo groups, respectively, and 82% and 90%, respectively, in CAPACITY 1. The percentage of patients discontinuing treatment due to an adverse event was 12% and 8% in the pirfenidone and placebo groups, respectively, in CAPACITY 2, and 14% and 8%, respectively, in CAPACITY 1.
     There was no difference between pirfenidone and placebo in the percentage of patients that experienced a serious adverse event (SAE). An SAE was reported in 35% and 33% of pirfenidone and placebo groups, respectively, in CAPACITY 2 and in 31% and 30%, respectively, in CAPACITY 1. In both studies, the incidence of Grade 3 or Grade 4 laboratory abnormalities was similar between patients treated with pirfenidone or placebo.
     The pattern of adverse events was in general comparable to that observed in previous clinical studies of pirfenidone. The most common adverse events occurring more than 1.5 times in the pirfenidone 2403 mg group as compared to placebo in either study were nausea (35% vs. 18% in CAPACITY 2 and 38% vs. 16% in CAPACITY 1), rash (31% vs. 10% and 34% vs. 13%), fatigue (28% vs. 21% and 33% vs. 20%), diarrhea (25% vs. 17% and 33% vs. 21%), dyspepsia (17% vs. 9% and 21% vs. 6%), and dizziness (19% vs. 10% and 18% vs. 10%). Rash was generally mild to moderate in both studies; only 2 patients (1 in each CAPACITY study) receiving pirfenidone 2403 mg experienced a severe rash, and only 4 patients in each study discontinued study treatment due to a rash or photosensitivity. There was no difference in the incidence of skin cancer between patients treated with pirfenidone or placebo.
Low-dose Treatment Group
     A low-dose group at 1197 mg per day was included in CAPACITY 2 to explore dose-response relationships in a descriptive fashion. In general, on efficacy outcome measures the low-dose group showed a demonstrable, but more modest treatment effect than the high-dose group. Regarding safety, low-dose pirfenidone was also safe and generally well tolerated with overall fewer side effects than the high-dose group.

About CAPACITY and RECAP
     The CAPACITY program consisted of two multinational, randomized, double-blind, placebo-controlled Phase 3 trials, named CAPACITY 1 and CAPACITY 2, designed to evaluate the safety and efficacy of pirfenidone in IPF patients with mild to moderate impairment in lung function. The primary endpoint of both trials was change in percent predicted Forced Vital Capacity (FVC) after 72 weeks of treatment evaluated with a non-parametric rank ANCOVA analysis. Both trials enrolled patients in North America, Europe and Australia with roughly 75% of the total 779 patients enrolled in North America.
     CAPACITY 1 enrolled a total of 344 patients. Patients were randomized 1:1 to receive a total daily dose of 2403 mg pirfenidone, or placebo. CAPACITY 2 enrolled a total of 435 patients, and patients were randomized 2:2:1 to receive a total daily dose of 2403 mg pirfenidone, or placebo, or a total daily dose of 1197 mg pirfenidone, respectively, administered in three divided doses. The lower dose of pirfenidone in CAPACITY 2 provided safety and tolerability data. The pre-specified statistical analysis plan did not call for this low-dose group to be used in any analyses of efficacy. The pooled analyses of the primary and secondary efficacy outcome measures were based on a combined analysis of the 2403 mg group compared with the placebo group across both studies and were considered exploratory.
     Enrollment of both trials was completed in less than 13 months following randomization of the first patient into the program in late April 2006. Ninety-seven percent (97%) of all patients in the two CAPACITY studies who were living and had not received a lung transplant, completed their Week 72 study visit.
     Each trial in CAPACITY was designed to have greater than 95% statistical power to detect a 50% reduction in the rate of FVC progression compared to placebo after 72 weeks of treatment and greater than 85% statistical power to detect a 40% reduction after the same period, when compared to placebo. The pre-specified secondary endpoints of CAPACITY were:
1.	Time to worsening of IPF, defined as time to acute IPF exacerbation, IPF-related death, lung transplant or respiratory hospitalization, whichever comes first

2.	Progression-free survival defined as time to the first occurrence of either of the following (as compared to the patient’s baseline):
•	10% absolute decline in percent predicted FVC, or

•	15% absolute decline in percent predicted Hb-corrected DLCO, or

•	Death
In the case of FVC or DLCO, the decline must be confirmed at two consecutive visits at least 6 weeks apart.
3.	Categorical assessment of absolute change from Baseline to Week 72 in percent predicted FVC

4.	Change from Baseline to Week 72 in dyspnea measured by the University of California at San Diego Shortness-of-Breath Questionnaire (UCSD SOBQ)

5.	Change from Baseline to Week 72 in the percent predicted Hb-corrected DLCO

6.	Change from Baseline to Week 72 in the worst oxygen saturation by pulse oximetry (SpO2) measurement observed during the Six-Minute Walk Test

7.	Change from Baseline to Week 72 in distance walked in the Six-Minute Walk Test

     Regarding RECAP, all eligible patients from CAPACITY have been enrolled in this on-going open-label roll-over study from CAPACITY to evaluate the long-term safety of pirfenidone in patients with IPF.
     The results of CAPACITY will be presented at the 2009 International Conference of the American Thoracic Society (ATS) in San Diego, and InterMune plans to publish the results of CAPACITY in a peer-reviewed journal.
About Pirfenidone
     Preclinical and in-vitro evidence had shown that pirfenidone inhibits collagen synthesis, down-regulates profibrotic cytokines and decreases fibroblast proliferation. Prior to the current results, data were presented from one Phase 3 study and four Phase 2 clinical trials in more than 400 patients which suggested that pirfenidone may positively affect lung function and disease progression in patients with IPF. In those clinical studies, pirfenidone was generally safe and well tolerated with the most frequent side effects reported being photosensitivity rash and gastrointestinal symptoms. In October of 2008, pirfenidone was approved for use in IPF patients in Japan and is marketed as Pirespa® by Shionogi in that country.
About the Marnac Agreement
     In November 2007, InterMune concluded an agreement with Marnac, Inc. and with co-licensor KDL GmbH, the licensors for pirfenidone. The agreement involved the acquisition of patents and the elimination of all future royalties due to Marnac in exchange for total upfront payments of $13.5 million. Contingent acquisition payments of up to an additional $53.5 million would be made by InterMune only upon successful achievement of certain clinical development and regulatory milestones. InterMune provided additional details of this agreement in its press release dated November 26, 2007.
About IPF
     Idiopathic pulmonary fibrosis (IPF) is a disabling and ultimately fatal disease that affects approximately 250,000 people in the United States and Europe combined, with approximately 30,000 new cases reported per year in each of the United States and Europe.
     IPF is characterized by inflammation and scarring (fibrosis) in the lungs, hindering the ability to process oxygen and causing shortness of breath (dyspnea) and cough and is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The median survival time from diagnosis is two to five years, with a five-year survival rate of approximately 20%. Patients diagnosed with IPF are usually between the ages of 40 and 70, with a median age of 63 years and the disease tends to affect slightly more men than women. There are no medicines approved by the FDA or EMEA for the treatment of IPF.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by those sections. The forward-looking statements reflect InterMune’s judgment and involve risks and uncertainties as of the date of this Report, including without limitation the statements related to InterMune’s regulatory strategy for pirfenidone. All forward-looking statements and other information included in this Report are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2009	INTERMUNE, INC.

	By:	/s/ Daniel G. Welch
Daniel G. Welch Chairman, Chief Executive Officer and President